Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form S-4 of Cornell Companies, Inc., of our report dated March 11, 2004, except for note 16 as to which the date is June 3, 2004, relating to the financial statements of Cornell Companies, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
September 3, 2004